    News Release

Investor Relations Contact:
Douglas S. Sharp
Vice President and Chief Financial Officer
(281) 348-3232
douglas_sharp@administaff.com

News Media Contact:
Alan Dodd
Director, Corporate Communications
(281) 348-3105
alan_dodd@administaff.com

ADMINISTAFF BOARD INITIATES QUARTERLY DIVIDEND PROGRAM AMONG OTHER ACTIONS

HOUSTON - Feb. 7, 2005 - Administaff, Inc. (NYSE: ASF), the nation’s leading Professional Employer Organization (PEO), today announced the following recent actions by its board of directors and the compensation committee of the board of directors:

On February 4, 2005, the board of directors declared a quarterly dividend of $0.07 per share of common stock to holders of record on March 7, 2005. The dividend will be paid on April 1, 2005.

On February 1, 2005, the compensation committee of the board of directors approved the following:

•	Accelerated vesting of all unvested stock options that have an exercise price greater than the company’s January 31, 2005 closing market price of $14.59. This accelerated vesting will affect approximately 733,000 common stock options with a weighted average exercise price of $18.09, including 204,000 common stock options with a weighted average exercise price of $17.70 held by the company’s five most highly compensated officers. The primary purpose of the accelerated vesting is to eliminate future compensation expense the company would otherwise recognize in its income statement with respect to these accelerated options subsequent to the July 1, 2005 effective date of FASB Statement No. 123(R) (“FASB 123(R)”). The estimated maximum future expense that is eliminated is approximately $5.9 million, including $1.5 million in 2005. Because these options have exercise prices in excess of the company’s stock price of $14.59 as of January 31, 2005, the company believes that these options may not be offering sufficient incentive to the employees when compared to the potential future compensation expense that would have been attributable to the options under FASB 123(R).

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•	A grant of 302,000 restricted common shares to certain employees and officers of the company pursuant to the company’s 2001 Incentive Plan, including 108,300 restricted common shares to the company’s five most highly compensated officers. The restricted common shares have a fair value of $14.86 per share and vest over three years. Restricted common shares, under fixed accounting, are generally measured at fair value on the date of grant based on the number of shares granted and the quoted price of the common stock on the date of the grant. Such value is recognized as compensation expense over the corresponding vesting period.

On February 1, 2005, the board of directors approved the following changes to directors’ compensation:

•	An increase in the cash component of the annual retainer from $20,000 to $30,000.
•	A decrease in board meeting fees from $3,500 to $2,000 per meeting attended in person, and $1,000 per meeting attended telephonically.
•	Payment of an annual committee member retainer of $2,000 for the compensation committee, and $3,000 for the finance, risk management and audit (“FRMA”) committee.
•	Payment of committee meeting fees of $750 per compensation committee meeting and $1,500 per FRMA committee meeting attended in person; and $325 and $750, respectively, for meetings attended telephonically.
•	An increase in the annual chairmanship fee to $6,000 from $3,000 for the FRMA committee.
•	Payment of a meeting fee of $1,500 to the chairman of the FRMA committee for meetings attended in person with management between board meetings, and $750 for such meetings attended telephonically.
•	Replacement of annual option grants of 5,000 per board member with annual grants of 3,600 unrestricted common shares. This matter is subject to shareholder approval at the company’s annual shareholders meeting on May 5, 2005.

Administaff is a leading personnel management company that serves as a full-service human resources department for small and medium-sized businesses throughout the United States. The company operates 38 sales offices in 21 major markets. For additional information, visit Administaff’s Web site at www.administaff.com.

(Note: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions; (ii) regulatory and tax developments, including possible adverse application of various federal, state and local regulations; (iii) changes in Administaff’s direct costs and operating expenses, including, but not limited to, increases in health insurance and workers’ compensation premiums and underlying claims trends, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of Administaff’s operations; (iv) the estimated costs and effectiveness of capital

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projects and investments in technology and infrastructure; (v) the effectiveness of Administaff’s sales and marketing efforts, including the company’s marketing arrangements with other companies; (vi) the effectiveness of Administaff’s retirement services operation; (vii) changes in the competitive environment in the Professional Employer Organization industry; (viii) Administaff’s liability for worksite employee payroll and benefits costs; and (ix) an adverse final judgment or settlement of claims against Administaff. These factors are described in further detail in Administaff’s filings with the Securities and Exchange Commission.)

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